NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES SECOND QUARTER NET NEW ORDERS,
REVISED EARNINGS GUIDANCE AND
NOTICE OF SECOND QUARTER CONFERENCE CALL AND WEBCAST

Del Mar, California, July 6, 2004 — (BHS: NYSE)

Net New Orders

Our orders, after cancellations (“net new orders”) for the quarter ended June 30, 2004 totaled 642 units. This results in an increase of 208 units for the six months ended June 30, 2004 when compared to the same period in 2003. The increase is due mainly to continued strong market conditions and a higher number of active selling communities.

A summary by region of the net new orders and active selling communities follows:

	Net New Orders				Active Selling Communities
	Three months ended		Six months ended		Three months ended
	June 30		June 30		June 30
	2004	2003	2004	2003	2004	2003
San Francisco Bay Area	140	108	271	188	5	6
Southland / Los Angeles	136	98	276	159	5	4
San Diego / Riverside	243	180	404	331	6	5
Northern Virginia	123	193	258	323	14	14

	642	579	1,209	1,001	30	29

Revised Earnings Guidance

The strength in our year to date net new orders has increased our projected 2004 home closings to 1,850 units from 1,750 units. This, together with improving margins, has led us to increase our earnings guidance for 2004 to $131 million detailed as follows:

2004 Earnings Guidance

	Current	Previous
Estimated net income before taxes
Core operations	$212	$177
Bulk land sales	—	—

	212	177
Taxes	(81)	(67)

	$131	$110

Shares outstanding (in millions)	31.6	31.6
Earnings per share (diluted)	$4.15	$3.48

Webcast and Conference Call for Investors and Analysts

You are invited to participate in Brookfield Homes’ Second Quarter Conference Call on Monday, August 9, 2004 at 11:00 a.m. (ET) to discuss our results and current business initiatives with members of senior management.

Brookfield Homes will release its 2004 second quarter financial results on Friday, August 6th at approximately 5:00 p.m. (EST), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 416-695-5261 or 1-877-667-7774, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Monday, August 23, 2004. To access this rebroadcast, please call 416-695-6384 or 1-800-293-5517, toll free in North America and enter the pin code 7552.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning projected 2004 home closings and 2004 earnings guidance and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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